SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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INFORTE CORP

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INFORTE CORP.
NOTICE OF STOCKHOLDERS’ ANNUAL MEETING
APRIL 27, 2006

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that Inforte Corp.’s 2006 stockholders’ annual meeting will be held on April 27, 2006, at 9:00 a.m. central daylight time, via the Internet at www.inforte.com, for the following purposes as more fully described in the proxy statement accompanying this notice:

1.	To elect three class III directors to the board of directors for a term of three years expiring upon the 2009 annual meeting of stockholders or until a successor is elected;

2.	To ratify the appointment of Grant Thornton LLP as independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on March 14, 2006, are entitled to receive notice of and to vote during the meeting.

All stockholders are cordially invited to attend the annual meeting which will be held on an electronic basis only. However, to assure your representation at the meeting, you are urged to vote as soon as possible. All stockholders may vote by mail, by telephone or over the Internet. If telephone or Internet voting is available to you, Inforte encourages these faster and less costly methods. Stockholders attending the electronic meeting may vote during the meeting by faxing their completed proxy form to (312) 540-0067 prior to the close of voting.

The list of stockholders of record, entitled to vote at the meeting, will be made available during the meeting via the Internet from the main investor relations web page of Inforte Corp.’s website at www.inforte.com/investor.

Sincerely,

Stephen Mack
President and Chief Executive Officer

Chicago, Illinois
March 24, 2006

INFORTE CORP.
PROXY STATEMENT FOR 2005 STOCKHOLDERS’ ANNUAL MEETING
APRIL 27, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the board of directors of Inforte Corp. for use related to its 2006 stockholders’ annual meeting to be held on April 27, 2006 at 9:00 a.m. central daylight time, or at any adjournments or postponements thereof, for the purpose set forth in this proxy statement and in the accompanying notice of stockholders’ annual meeting. The meeting will be held completely on an electronic basis. To access the live webcast of the meeting go to www.inforte.com at least 30 minutes prior to the meeting start time to register. Inforte’s telephone number is (312) 540-0900.

These proxy solicitation materials were mailed or delivered electronically on or about March 31, 2006 to all stockholders entitled to vote.

RECORD DATE; OUTSTANDING SHARES

Stockholders of record at the close of business on March 14, 2006 (the “record date”) are entitled to receive notice of and vote during the meeting. On the record date, 12,242,930 shares of Inforte’s common stock, $0.001 par value, were issued and outstanding and held by 2,088 stockholders.

REVOCABILITY OF PROXIES

Stockholders may change their vote by revoking a proxy prior to the close of voting in one of four ways:

1.	Deliver written notice to Inforte’s corporate secretary that you are revoking your proxy;

2.	Submit another proxy with a later date;

3.	Submit another proxy by telephone or Internet after you have provided an earlier proxy; or

4.	Fax your completed proxy to (312) 540-0067 during the meeting.

VOTING AND SOLICITATION

Every stockholder of record on the record date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. Stockholders will not be allowed to cumulate their votes in the election of directors.

Inforte will bear the cost of soliciting proxies. Inforte may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain Inforte directors, officers and regular employees, without additional compensation, personally, by Internet, by telephone or by fax.

QUORUM; ABSENTATIONS; BROKER NON-VOTES

Votes cast by proxy or via fax during the meeting will be tabulated by the inspector of elections and ADP Investor Communication Services. The inspector will also determine whether or not a quorum is present. In general, Delaware law provides that a quorum consists of a majority of shares which are entitled to vote and which are present or represented by proxy at the meeting. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. Since Inforte’s meeting is entirely electronic, the affirmative vote will be determined by a majority of shares represented by proxy.

The inspector will treat shares that are voted “WITHHELD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum but will not treat these as votes in favor of or opposed to the matter submitted to the stockholders for a vote. All proxies will be voted as directed. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the three class III directors, for the ratification of the appointment of the designated independent registered public accounting firm, and on such other matters that may properly come before the meeting, as the case may be, with respect to the items not marked.

If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. Inforte believes that the tabulation procedures to be followed by the inspector are consistent with the Delaware statutory requirements concerning voting of shares and determination of a quorum.

SELECTING CANDIDATES TO SERVE ON THE BOARD OF DIRECTORS

The Nominating Committee recommends nominees to serve as directors for the next year. The board of directors is soliciting proxies to elect these individuals. Messrs. Bundy and Taylor, who are currently nominated for two of the class III director positions, have been determined to be “independent” under applicable NASDAQ rules defining director independence. Board members also determined to be independent are Messrs. Hogan, Kurzweil and Ries, whose terms of office will continue after the annual meeting. A copy of the Nominating Committee’s charter is not located on Inforte’s website, but was attached as Exhibit III to our 2003 proxy statement. All of the members of the Nominating Committee are “independent” as defined in NASDAQ listing standards.

The Nominating Committee has adopted a policy pursuant to which a stockholder who has owned at least 1% of Inforte’s outstanding shares of common stock for at least one year may recommend a director candidate that the Nominating Committee will consider when there is a vacancy on the board either as a result of a director resignation or an increase in the size of the board. Such recommendation must be made in writing addressed to the Chairperson of the Nominating Committee at Inforte’s principal executive offices and must be received by the Chairperson at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement. For the 2007 annual meeting, such notice must be received by no later than November 24, 2006. Although the Nominating Committee has not formulated any specific minimum qualifications that it believes must be satisfied by a nominee that the Committee recommends to the board, the factors it will take into account may include, but not be limited to, strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, as outlined in the Nominating Committee charter. The Nominating Committee identifies board member candidates by searching Inforte’s existing executive and board member business networks, considering Inforte management recommendations and by surveying the general business community for individuals who have skills and experience that may benefit Inforte. Candidates meeting the minimum qualifications interview in person with management and select board members prior to final evaluation by the Nominating Committee. The Nominating Committee does not believe that there will be any differences between the manner in which it evaluates a nominee recommended by a stockholder and the manner in which it evaluates nominees recommended by other persons.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders desiring to communicate with a director, the non-management directors as a group or the full board may address such communication to the attention of Inforte’s secretary at Inforte’s executive offices and such communication will be forwarded to the intended recipient or recipients.

DIRECTOR ATTENDENCE AT ANNUAL MEETINGS

Inforte has not adopted a formal policy that each director must attend each annual meeting of stockholders, although directors are encouraged to do so. Four of the seven members of the board of directors attended last year’s annual meeting of stockholders that was held on April 27, 2005.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals which are intended to be presented at Inforte’s 2006 annual meeting must be received by Inforte’s corporate secretary no later than November 24, 2006 in order to be included in the proxy statement and form of proxy for that meeting. Stockholder proposals which are not to be included in Inforte’s proxy statement for the 2007 annual meeting will be considered untimely if not received by November 24, 2006, and the persons named as proxies solicited by Inforte’s board of directors for the 2007 annual meeting may exercise discretionary voting power with respect to any such proposal not submitted by that deadline.

PROPOSAL NO. 1-ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

Pursuant to Inforte’s certificate of incorporation and amended bylaws, Inforte’s board of directors currently authorizes nine persons, divided into three classes serving staggered three-year terms. Currently there are two directors in class I, two directors in class II and three directors in class III. Three individuals have recently been nominated by the Nominating Committee to serve as members of the board of directors. These three candidates are current class III directors whose current terms are expiring this year. These individuals are to be elected at the April 27, 2006 annual meeting. The class III directors elected at the 2006 meeting will hold office until the 2009 annual meeting, or until their successors have been duly elected and qualified. The class I and II directors will be elected at Inforte’s 2007 and 2008 annual meetings, respectively.

In the event that any such person becomes unavailable or declines to serve as a director at the time of the meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. It is not expected that the nominees will be unavailable to serve.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

The following table sets forth information concerning the nominees for election as class III directors at the meeting, including information as to such nominee’s age as of the record date and position with Inforte.

CLASS III DIRECTORS

NAME OF NOMINEE	AGE	POSITION

Philip S. Bligh	38	Chairperson
Harvey H. Bundy, III (1)	61	Director
Daniel J. Taylor	49	Director

(1) Present member of Audit Committee, Nominating Committee and Compensation Committee.

Philip S. Bligh co-founded Inforte and has served as chairperson of the board of directors of Inforte since inception in September 1993. Mr. Bligh also served as chief executive officer from Inforte’s founding through January 2005. Before founding Inforte, Mr. Bligh served in various technology consulting roles for Accenture from October 1988 to February 1991 and as a project manager for Systems Software Associates, an enterprise software provider, from April 1991 through Inforte’s founding. Mr. Bligh holds a B.S. in chemical engineering from University College London, United Kingdom.

Harvey H. Bundy, III joined Inforte as a director in 2002. Mr. Bundy is a principal at William Blair & Company, LLC. Since 1998 he has been a portfolio manager in that firm’s Investment Management Department, with responsibility for the portfolios of institutional clients focused on small and mid-cap stocks. From 1987 through 1997 he served as the Director of Research for William Blair & Company’s Research Department and as a member of the firm’s Executive Committee. Mr. Bundy joined William Blair & Company in 1968, initially in the Corporate Finance Department. He transferred to research in 1970 and served as a securities analyst between 1970 and 1980. In 1980 Mr. Bundy joined Combined Insurance Company of America (now Aon) as senior vice president for corporate development. In 1982 Mr. Bundy returned to William Blair. Mr. Bundy has served as a director of Safesite Corporation and The Ravenswood Corporation. Mr. Bundy graduated from Yale University in 1966 and the Amos Tuck School of Business Administration at Dartmouth College in 1968.

Daniel J. Taylor was approved as a member of the board of directors in October 2005. He served as president of Metro-Goldwyn-Mayer Studios Inc. (“MGM”) from April 2005 to January 2006 with responsibility for overseeing all operations of the independent, privately held MGM. MGM is actively engaged in the worldwide production and distribution of motion pictures, television programming, home video, interactive media, music and licensed merchandise. Prior to his appointment as president, Mr. Taylor was senior executive vice president and chief financial officer. In this role, he oversaw all financial functions of the company, as well as its worldwide post-theatrical distribution and information services, while playing a key role as a member of the management team responsible for MGM’s overall corporate strategy and business development. Mr. Taylor rejoined MGM in August 1997 as executive vice president – corporate finance. Prior to his most recent tenure at MGM, he served as an executive for Tracinda Corporation. Earlier in his career, he had been at MGM from 1985 to 1991, after beginning his association with the company in 1983 while working at Arthur Andersen & Co. as a senior tax manager.

VOTE REQUIRED

The nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter will be elected as the class III directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

The following tables set forth information concerning the directors whose terms of office continue after the meeting, including information as to each director’s age as of the record date and position with Inforte.

NAME OF DIRECTOR	CLASS	AGE	POSITION

Thomas E. Hogan (1)(3)	I	46	Director
Ray C. Kurzweil (2)	I	57	Director
Stephen Mack	II	40	President and CEO, Director
Al Ries (1)(2)	II	79	Director

(1) Present member of Audit Committee

(2) Present member of Compensation Committee

(3) Present member of Nominating Committee

Thomas E. Hogan, director of Inforte since April 2004, is a senior vice president and head of the software business unit of Hewlett-Packard Development Company, L.P. He served as president and chief executive officer of Vignette Corporation from July 2002 to February 2006 and as director since April 2001. Before that Mr. Hogan served as chief operating officer from April 2001 to July 2002. From March 1999 to March 2001, Mr. Hogan served in various roles at Siebel Systems, Inc., including most recently as senior vice president of Worldwide Sales and Operations. Prior to his employment at Siebel Systems, Mr. Hogan worked at IBM Corporation from January 1982 to March 1999, where he held several executive posts, including vice president of Midrange Systems, vice president of sales, Consumer Packaged Goods and vice president, sales operations. Mr. Hogan also serves on the board of Vastera, Inc., a global trade management company. Mr. Hogan received his Bachelor of Sciences degree in Biomedical Engineering from the University of Illinois and his Masters of Business Administration degree in finance and international business with distinction from the J.L. Kellogg Graduate School of Management at Northwestern University.

Ray C. Kurzweil, a director of Inforte since February 2000, is chairperson and chief executive officer of Kurzweil Technologies, Inc., a software development firm he founded in 1995. Mr. Kurzweil was the principal developer of many advanced technologies, including the first omni-font optical character recognition, the first print-to-speech reading machine for the blind, the first CCD flat-bed scanner, the first text-to-speech synthesizer, the first music synthesizer that could recreate acoustical instruments, and the first commercially marketed large vocabulary speech recognition software. Mr. Kurzweil successfully founded and developed nine artificial intelligence businesses. Mr. Kurzweil’s numerous awards include the 1999 National Medal of Technology, the nation’s highest honor in technology, received from President Clinton, and the $500,000 MIT-Lemelson Prize for Invention in 2001. His book, The Age of Intelligent Machines, was named Best Computer Science Book of 1990. His recent best-selling book, The Age of Spiritual Machines, When

Computers Exceed Human Intelligence, achieved #1 status on Amazon.com in the categories of science and artificial intelligence. Mr. Kurzweil holds a B.S. in computer science and literature from the Massachusetts Institute of Technology, and has been awarded eleven honorary doctorates. Mr. Kurzweil serves as a director of FatKat Inc. and United Therapeutics.

Stephen Mack joined Inforte in October 1994 and has served as a director since that time. Mr. Mack was appointed president and chief executive officer in March 2006. He also served as Inforte’s chief operating officer and president from October 1994 to November 2003. Before joining Inforte, from February 1988 to October 1994, Mr. Mack worked at Accenture, where he was, most recently, a project manager responsible for the design and implementation of enterprise-wide operational and decision support systems for large, multinational corporations. Mr. Mack holds a Master’s degree in engineering and management from the University of Birmingham, United Kingdom.

Al Ries, a director of Inforte since February 2000, is chairperson of Ries & Ries, an Atlanta based strategic consulting firm which he co-founded in 1994. Prior to 1994, Mr. Ries was a principal in Trout & Ries, a marketing strategy firm. Mr. Ries has extensive experience in marketing, having entered the field in 1950, joining the advertising and sales promotion department of General Electric. Mr. Ries joined the advertising firm of Needham, Louis and Brorby in 1955, followed by Marsteller, Inc. in 1961. Mr. Ries founded the advertising firm of Ries, Cappiello and Colwell in 1963, which changed its name in 1979 to Trout & Ries. Mr. Ries obtained a B.A. in liberal arts from DePauw University, and has authored or coauthored a number of popular books on marketing strategy, including Positioning: The Battle For Your Mind, Marketing Warfare, Focus: The Future of Your Company Depends On It, The 22 Immutable Laws of Branding, and The 11 Immutable Laws of Internet Branding.

There are no family relationships among any directors of Inforte.

SECURITY OWNERSHIP

The following tables set forth the beneficial ownership of Inforte’s common stock as of March 14, 2005 by (i) each of the executive officers named in the table under “Executive Compensation-Summary Compensation Table,” (ii) each director and nominee, (iii) all current directors and executive officers as a group and (iv) all persons known to Inforte, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934 to be the beneficial owners of more than 5% of Inforte’s common stock. Total shares outstanding as of March 14, 2006 were 12,242,930. The column entitled “Options” consists of shares of common stock subject to options exercisable or currently exercisable within 60 days of March 14, 2006, which are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options. Unless indicated otherwise below, each stockholder named in the table has sole voting and investment power of the shares beneficially owned, subject to community property laws.

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

	Shares of Common Stock Including Restriced Stock	Options Exercisable Within 60 Days	Total	Percentage of Total Shares Outstanding

Non-employee directors and nominees
Philip S. Bligh (1)	2,349,200	—	2,349,200	19.2%
Harvey H. Bundy III	30,607	20,750	51,357	*
Thomas E. Hogan	9,849	7,500	17,349	*
Philip Kotler (2)	—	—	—	*
Ray C. Kurzweil	6,061	45,000	51,061	*
Michael E. Porter (3)	—	—	—	*
Al Ries	29,092	45,000	74,092	*
Daniel J. Taylor (4)	2,500	—	2,500	*
Named Executive Officers
Nick Heyes	245,124	84,750	329,874	2.7%
Stephen Mack (5)	1,098,566	—	1,098,566	9.0%
David Sutton (6)	—	—	—	—
Directors and Executive Officers As a Group
(8 persons)	3,770,999	203,000	3,973,999	32.5%

* Less than 1% of the outstanding shares of common stock.

(1)	Mr. Bligh served as Inforte’s chief executive officer through January 2005. He is currently chairperson of the board of directors.

(2)	Mr. Kotler resigned in April 2005. As of the date of his resignation he had 15,000 exercisable options.

(3)	Mr. Porter resigned in October 2005. As of the date of his resignation he had 9,167 shares of common stock, 12,500 shares of unvested restricted stock and 152,500 exercisable stock options.

(4)	Mr. Taylor was appointed to the board of directors in October 2005.

(5)	Mr. Mack was appointed as president and chief executive officer on March 6, 2006. He has previously served as chief operating officer until he was succeeded by Mr. Sutton in December 2003.

(6)

Mr. Sutton served as chief operating officer from December 2003 to January 2005 and as a chief executive officer from January 2005 to March 2006. As of the date of his resignation, March 6, 2006, he had 56,989 shares of common stock, 308,450 shares of unvested restricted stock and 100,000 exercisable stock options. All of Mr. Sutton’s unvested shares of restricted stock and unexercised options were canceled on March 6, 2006.

CERTAIN STOCKHOLDERS

The following table provides certain information as of December 31, 2005 with respect to any person who is known to Inforte to be the beneficial owner of more than five percent (5%) of the common shares, Inforte’s only class of voting securities. As defined in Securities and Exchange Commission Rule 13d-3, “beneficial ownership” means essentially that a person has or shares voting or investment decision power over shares. It does not necessarily mean that the person enjoyed any economic benefit from those shares. The information included in the table is from Schedules 13G as filed by (i) Dimensional Finds Advisors Inc., (ii) Bank of America Corporation, (iii) Royce & Associates, LLC and (iv) T. Rowe Price Associates, Inc.

Name	Shares of Common Stock Beneficially Owned	Percentage of Total Shares Outstanding

Dimensional Finds Advisors Inc.(1) 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	993,582	7.91%
Bank of America Corporation 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255	748,750	5.96%
Royce & Associates, LLC 1414 Avenue of the Americas, New York, NY 10019	596,600	4.75%
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	711,900	5.66%

(1)

These securities are owned by investments companies, trusts and accounts which Dimensional Finds Advisors Inc. (“Dimensional”) serves as an investments advisor with power to direct investments and/ or sole power to vote securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Dimensional may be deemed a beneficial owner of such securities; however, Dimensional expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)

These securities are owned by individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

CERTAIN TRANSACTIONS

Inforte has entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements require Inforte to indemnify such individuals to the fullest extent possible under Delaware law.

Inforte entered into an agreement, dated January 28, 2004, with Marketing Scientists, LLC, a Georgia limited liability company (“Marketing Scientists”), and David Sutton, Inforte’s former president and chief executive officer, among others, pursuant to which Marketing Scientists conveyed its interest in, or, where such conveyance may not be permitted, agreed to subcontract its right to perform under, certain contracts and prospective contracts to Inforte and Mr. Sutton granted to Inforte a fully paid, non-exclusive, non-transferable license to use the book titled, Enterprise Marketing Management. Mr. Sutton was a member and 50% owner of Marketing Scientists. In consideration for the conveyance of certain contracts and prospective contracts, Inforte agreed to pay Marketing Scientists the lesser of 30% of, or the actual gross margin realized by Inforte on, revenues recognized by Inforte in 2004 from Inforte’s performance of work with respect to such contracts or prospective contracts. Payments were payable quarterly in cash with respect to revenues recognized during the preceding quarter. As of December 31, 2005 Inforte has paid a total of $24,000 to Marketing Scientists under this agreement and there will be no additional payments. Marketing Scientists is the entity through which Mr. Sutton conducted consulting services prior to his employment as president and chief operating officer of Inforte in December 2003. In connection with its conveyance of certain contracts and prospective contracts, Marketing Scientists entered into a covenant not to compete in favor of Inforte with respect to strategy and technology consulting services. However, Marketing Scientists finished one remaining engagement, with assistance from Inforte. Inforte paid Mr. Sutton and the other owner of Marketing Scientists, who are no longer employed by Inforte, $2,195, or 2.5% each of the revenues recognized by Inforte on this work. Mr. Sutton’s employment as Inforte’s chief executive officer ended on March 6, 2006.

During 2003, in consideration for strategy consulting services, Inforte agreed to pay Michael E. Porter an annual fee of $50,000 over the three years ending December 31, 2005 and issued to him 20,000 shares of Inforte restricted stock, subject to a forfeiture clause. Under the terms of the agreement, forfeiture lapses upon completion by Dr. Porter of certain predetermined objectives. In April 2004, Dr. Porter fulfilled the requirements on one of the engagement deliverables and restrictions on 7,500 shares of restricted stock lapsed. Dr. Porter resigned in October 2005 and all his unvested shares of restricted stock and unexercised options were cancelled as of the resignation date.

The Audit Committee reviewed and pre-approved the transactions noted above.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

We entered into an employment agreement with David Sutton effective December 1, 2003 for Mr. Sutton to serve as our president and chief operating officer. The agreement renewed automatically for successive one-year terms beginning January 31, 2005, unless either party gives notice of termination at least 60 days before the end of the then current term. The agreement provided for a base salary of $300,000. We agreed to pay Mr. Sutton a signing bonus of $55,000, payable in quarterly installments through October 31, 2004, if Mr. Sutton remained an Inforte employee through the end of the month preceding the month of payment. We also agreed to reimburse him during the term of the agreement for up to $9,200 annually for dues and membership fees for professional organizations and one club. In addition, we agreed to recommend that Mr. Sutton receive options on 250,000 shares of our common stock under our stock option plan. In December 2003 Mr. Sutton was granted 250,000 options. In January 2005, Mr. Sutton assumed the position of chief executive officer and resigned from the chief operating officer position effective on the same day. The terms of the original employee agreement remained unchanged.

On March 6, 2006, Inforte and David Sutton agreed upon terms of Mr. Sutton’s separation of employment from Inforte, effective March 6, 2006. The agreement between Inforte and Mr. Sutton provides for a termination of Mr. Sutton’s employment as Inforte’s chief executive officer and, to facilitate the transition of his responsibilities, his engagement as a strategic advisor for Inforte for a period ending August 31, 2006. Mr. Sutton will receive consideration under the agreement in an amount equal to six months’ base salary (i.e., $150,000) and a continuation of healthcare benefits; a fee of $50,000 for his services as a strategic advisor; as well as a cash payment of $400,000 for all Mr. Sutton’s unvested shares of restricted stock and vested stock options. All options and unvested shares of restricted stock of Mr. Sutton were terminated on March 6, 2006. Inforte has agreed to release Mr. Sutton from his post-termination covenant not to compete, but he will remain subject to his covenant not to solicit Inforte’s clients or employees. Additionally, he remains bound by his confidentiality obligations to Inforte, as currently provided under his employment agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No executive officer of Inforte or member of the board of directors or the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Inforte’s board of directors or Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Inforte’s officers and directors, and persons who own more than 10% of a registered class of Inforte’s equity securities, to file reports of ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and 10% stockholders are also required by SEC rules to furnish Inforte with copies of all Section 16(a) reports they file. With four exceptions noted below, based solely on a review of the copies of filings furnished to us and written representations that no other reports were required, Inforte believes that all of its directors, executive officers and 10% stockholders complied during 2004 with the reporting requirements of Section 16(a).

On January 31, 2005, Mr. Sutton was granted 1,521 shares of restricted common stock. The report reflecting the change in beneficial ownership was not filed until February 9, 2005.

On July 27, 2005 Mr. Mack was granted 3,659 shares of restricted stock as part of the annual compensation package awarded to members of the board of directors. The report reflecting the change in beneficial ownership was not filed until August 10, 2005. On July 28, 2005, Mr. Mack sold 3,000 shares of restricted common stock pursuant to a stock trading plan effective November 7, 2005, in accordance with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934. The report reflecting the change in beneficial ownership was not filed until August 3, 2005.

On October 31, 2005 Mr. Taylor was granted 2,500 shares of restricted stock as part of the annual compensation package awarded to members of the board of directors. The report reflecting the change in beneficial ownership was not filed until December 16, 2005.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

The Inforte board of directors held a total of seven meetings during 2005.

The Audit Committee currently consists of three directors, Messrs. Harvey H. Bundy, III, Thomas Hogan and Al Ries. Mr. Bundy is the chairperson of this committee. The Audit Committee met six times during fiscal year 2005. The Audit Committee meets with Inforte’s independent accountants to review the adequacy of Inforte’s internal control system and financial reporting procedures, reviews the general scope of Inforte’s annual audit and reviews and monitors the services provided by Inforte’s independent accountants. The Audit Committee’s duties and responsibilities were more fully described in the written charter that was attached to our 2003 proxy statement as Exhibit I.

The Compensation Committee currently consists of three directors, Messrs. Harvey H. Bundy, III, Ray C. Kurzweil and Al Ries. Mr. Kurzweil is the chairperson of this committee. The Compensation Committee met four times during fiscal year 2005. The Compensation Committee sets the level of compensation of executive officers and advises management with respect to compensation levels for key employees. The Compensation Committee also administers Inforte’s equity compensation plans. The Compensation Committee’s purpose was more fully described in the written charter that was attached to our 2003 proxy statement as Exhibit II.

The Nominating Committee, which currently consists of directors Harvey H. Bundy, III and Thomas Hogan, met two times during fiscal year 2005. Mr. Hogan is the chairperson of this committee. The Nominating Committee’s responsibilities include (i) the selection of potential candidates for director and the recommendation of candidates to the board of directors; and (ii) the composition of each board committee and determinations related to the appropriate membership for each committee. The Nominating Committee’s purpose was more fully described in the written charter that was attached to our 2003 proxy statement as Exhibit III.

Consistent with the NASDAQ listing requirements, the independent directors regularly have the opportunity to meet without Messrs. Bligh, Mack and Porter in attendance.

Directors’ attendance to the full Inforte board meetings was as follows:

Director’s Name	% of Board Meetings Attended in 2005

Philip S. Bligh	100%
Harvey H. Bundy II	100%
Thomas E. Hogan	57%
Philip Kotler (1)	0%
Ray C. Kurzweil	100%
Stephen Mack	100%
Michael E. Porter (2)	20%
Al Ries	71%
Daniel J. Taylor (3)	100%

(1) Mr. Kotler served as a director through April 2005.

(2) Mr. Porter served as a director through October 2005.

(3) Mr. Taylor was approved as a director in October 2005.

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded, earned or paid to Inforte’s chief executive officer, and Inforte’s other executive officers as of the end of fiscal year 2005, for services rendered by each person in all capacities to Inforte during the fiscal years 2003, 2004 and 2005. This information includes the dollar value of base salaries and bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer for such year. Inforte does not grant stock appreciation rights and has no long-term compensation benefits other than options and shares of restricted stock.

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION				LONG-TERM COMPENSATION

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS	SECURITIES UNDERLYING OPTIONS	RESTRICTED STOCK		ALL OTHER COMPENSATION

Philip S. Bligh (1)	2005	$225,000	$31,396	—	—		—
Director and Chairperson	2004	225,000	134,415	—	—		—
	2003	175,000	91,230	—	—		—
David Sutton (2)	2005	300,000	59,731	—	338,185	(3)	$106,956	(4)
Chief Executive Officer	2004	300,000	84,115	—	2,231		—
	2003	25,000	—	250,000	—		—
Nick Heyes	2005	200,000	42,362	—	231,124	(5)	158,181	(6)
Chief Financial Officer	2004	200,000	88,853	—	—		—
	2003	165,000	73,340	75,000	—		—

(1)	Mr. Bligh served as Inforte’s chief executive officer and director through January 2005 when he was succeeded by Mr. Sutton.

(2)	Mr. Sutton served as Inforte’s chief operating officer from November 2003 through January 2005 and as Inforte’s chief executive officer from January 2005 until March 6, 2006.

(3)

Total shares granted in 2005 consist of: (i) 1,521 shares of restricted stock valued at $9,856 on the grant date; (ii) 71,304 shares of restricted stock and 26,697 shares of unrestricted common stock issued as part of the capital restructuring and valued on the grant date at $392,172 and $93,173, respectively; and (iii) 238,663 shares of performance-based restricted stock valued at $1,000,000 on the grant date. Mr. Sutton resigned on March 6, 2006 and all unexercised stock options and unvested shares of restricted stock were canceled on that day.

(4)	This compensation cost represents dividends paid on unvested shares of restricted stock.

(5)

Total shares granted in 2005 consist of (i) 39,937 shares of restricted and 24,123 shares of unrestricted common stock issued as part of the capital restructuring and valued on the grant date at $219,654 and $84,189, respectively; and (ii) 167,064 shares of performance-based restricted stock valued at $700,000 on the grant date.

(6)	This compensation cost consists of: (i) dividend of $59,906 paid on unvested shares of restricted stock; and (ii) cash payment of $98,275 to exchange stock options.

DIRECTORS COMPENSATION

Effective for the 12-month period following the 2005 annual stockholders’ meeting, Inforte compensated each non-executive director as follows: a $10,000 annual cash retainer; for the audit committee chair position, an additional annual $5,000 cash payment; for any other board committee chair position, an additional annual $2,500 cash payment; $2,500 for each regular directors’ meeting attended; and a restricted stock grant annually totaling $20,000 in value, vesting at the end of each 12 months served as director. Directors had the option to receive Inforte stock for the cash portion of their compensation.

CHANGE OF CONTROL AGREEMENTS

The option agreements for non-employee directors provide for full and immediate vesting of all outstanding options upon a change of control of Inforte.

OPTION GRANTS IN THE LAST FISCAL YEAR

No stock option grants were made to the named executive officers in 2005.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table provides named executive officers’ option exercises for the fiscal year ended December 31, 2005 and unexercised options as of December 31, 2005.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/05		Value of Unexercised In-the-Money Options at 12/31/05

			Exercisable	Unexercisable	Exercisable	Unexercisable

Philip S. Bligh (1)	—	$-0-	—	—	$-0-	$-0-
David Sutton (2) (3)	—	-0-	100,000	—	-0-	-0-
Nick Heyes (2)	—	-0-	84,750	—	-0-	-0-

(1)	Mr. Bligh served as Inforte’s chief executive officer and director through January 2005 when he was succeeded by Mr. David Sutton.

(2)

On March 21, 2005, accepting an offer extended by Inforte to exchange certain options to restricted stock and cash, Mr. Sutton exchanged 150,000 of his options into 71,304 shares of restricted stock. On the same date Mr. Heyes exchanged 153,330 options for 39,937 shares of restricted stock and a cash payment of $98,275.

(3)

Mr. Sutton served as Inforte’s chief operating officer from November 2003 through January 2005 and as Inforte’s chief executive officer from January 2005 until March 6, 2006, when he resigned his position. On the same date 100,000 unexercised stock options and 308,450 unvested shares of restricted stock were canceled in exchange for a cash payment of $400,000 payable over the six months following the resignation date.

REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

The Compensation Committee has the exclusive authority to establish the level of salary payable to Inforte’s chief executive officer and certain other executive officers. The Committee establishes general compensation policies as well as specific compensation plans, performance goals and compensation levels for executive officers and members of the board of directors. The Committee is also responsible for administration of the incentive compensation plan and the employee stock equity plans and for approving the individual bonus programs for the chief executive officer and certain other executive officers. The Committee is comprised solely of three independent, non-employee directors, Messrs. Bundy, Kurzweil and Ries.

During the year ended December 31, 2005 the Committee held four meetings and routinely reported its activities to the full board of directors. Items of particular interest considered at these meetings included: (i) approval of all equity grants; (ii) review of executive compensation and approval of a performance-based long-equity incentive plan; (iii) amendment to the 401(k) plan; (iv) approval of a new director compensation plan and prorated compensation packages to new board members; (v) approval of compensation aspects of the capital restructuring plan executed in March 2005.

COMPENSATION PHILOSOPHY

The Committee’s principal objective is to align executive compensation with long-term stockholder value. To achieve that objective, executive compensation has various components. One component is base salary, which is set below the median for similar positions at comparable companies. The second component is cash bonuses, which are linked to performance targets that relate to stockholder value, such as revenue and operating margin.

Equity based compensation further aligns long-term executive performance and stockholder interests. Prior to the capital restructuring plan executed in March of 2005, Inforte awarded only stock options, most of which were converted to cash or substituted with restricted stock at the time of the capital restructuring. The current compensation philosophy favors restricted stock grants over stock options. All grants are recommended by the employee directors to the Committee for approval. The Committee reviews recommended grants on various factors, including the executive’s responsibilities, the executive’s past, present and expected contributions to Inforte and the executive’s current stock and option holdings.

In October 2005, the Committee of Inforte’s board of directors approved a bonus plan to provide incentives to a small group of senior-level officers and employees. The bonus plan is intended to provide additional incentives to these individuals to positively drive Inforte’s earnings performance and stock price as well as to make a long-term career at the company. Restricted stock granted under the bonus plan will vest based upon (1) the achievement of designated performance targets established by Inforte’s Compensation Committee and (2) the lapse of designated vesting periods during which recipients of grants must remain employed on a continuous basis by Inforte. Total number of shares granted under the plan as of December 31, 2005 was 783,722 of which 11,968 shares were fully vested, 59,827 shares were only performance vested and not service vested.

In January 2005, the Committee reviewed and approved unanimously the compensatory aspects of a capital restructuring plan that included a special one-time cash payment of $1.50 a share and a program to offer employees the opportunity to exchange certain stock options for restricted stock and to cash out other stock options. The offer to exchange certain stock options for restricted stock and to cash out other stock options was completed on March 21, 2005 and 509,636 options were exchanged for a total consideration of $785,368 and 707,112 options were exchanged for 310,394 shares of restricted stock. On April 15, 2005 Inforte made a one-time cash distribution of $17.4 million to shareholders of record as of April 5, 2005

CEO COMPENSATION

David Sutton served as chief executive officer from January 2005 through March 2006. His salary was set in an employment contract executed when Mr. Sutton joined Inforte as a chief operating officer in December 2003. The Committee discussed, at the time of Mr. Sutton’s promotion to Chief Executive Officer, possible changes in his compensation package and decided that his annual base salary would remain at the same level at the then present time.

In October 2005 Mr. Sutton was granted performance-based restricted stock valued at $1,000,000 at the grant date. Vesting of restricted stock granted under this plan was based upon (i) the achievement of designated performance targets established by the Compensation Committee and (ii) the lapse of designated vesting periods during which recipients of grants must remain employed on a continuous basis by Inforte. The restriction on 4,017 shares lapsed on December 31, 2005 and the balance of 234,646 performance-based restricted shares was cancelled on the date of Mr. Sutton’s resignation, March 6, 2006.

On March 24, 2006 Inforte signed an employment agreement with Stephen Mack to employ him as president and chief executive officer. Inforte will pay an annual salary of $250,000 commencing March 7, 2006. A one-time bonus payment was made for the services Mr. Mack provided to Inforte from January 27, 2006 through March 6, 2006 calculated based on Mr. Mack’s annual salary. A copy of the agreement is attached to Inforte’s 2005 Annual Report on Form 10-K as Exhibit 10.16.

CEO AND EXECUTIVE OFFICER BONUS

The CEO and executive bonus plan is an annual plan based on company goals, such as revenue and operating margin, plus a qualitative assessment of the executive’s performance. The program is designed to award below target or no payment when Inforte does not achieve threshold levels of performance for items such as revenue and operating margin and to pay above target amounts if target performance levels are exceeded.

EQUITY GRANTS

Inforte has granted stock options and shares of restricted stock to help retain employees and align employees’ interests with stockholders’ interests. The equity plans are broad based and have been granted to employees annually on a discretionary basis. Annual equity grants for executives have historically been a key element of market-competitive total compensation. In 2005, the Committee approved 832,043 in tenure restricted and performance-based restricted share grants to senior executives, which represented 76% of all shares of restricted stock granted during 2005, excluding the effect of grants related to the capital restructuring. Individual grant amounts were based on internal factors, such as relative job scope, potential leadership ability and existing option and restricted stock holdings. Inforte intends to favor restricted stock over stock options grants in the future.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a federal income tax deduction to public companies for certain compensation in excess of $1 million paid to a corporation’s chief executive officer or any of its four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Inforte has structured its stock incentive plans to qualify income received upon the exercise of stock options granted under those plans as performance-based compensation. The Committee intends to review the potential effects of Section 162(m) periodically and in the future may decide to structure additional portions of Inforte’s compensation program in a manner designed to permit unlimited deductibility for federal income tax purposes.

Compensation Committee

Harvey H. Bundy, III
Ray C. Kurzweil, Chairperson
Al Ries

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and direction to Inforte management in the best long-term interests of the company and its stockholders. The Audit Committee oversees the accounting and financial reporting processes of the company and audits of Inforte’s annual financial statements. The Audit Committee is composed of three outside directors who are independent, as defined by NASDAQ National Market listing standards. Messrs. Thomas Hogan and Al Ries members of the Audit Committee and Mr. Harvey H. Bundy is the Audit Committee chairperson. The board of directors has determined that Mr. Bundy and Mr. Hogan are “audit committee financial experts” as defined under Item 401(h) of Regulation S-K.

Management is responsible for Inforte’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Inforte’s financial statements in accordance with generally accepted auditing standards and issuing a report to Inforte’s stockholders and board of directors on the results of this audit. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee’s functions are defined by an audit committee charter adopted by the board of directors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis, and has concluded that the charter meets current regulatory requirements.

The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work. The independent registered public accounting firm reports directly to the Audit Committee and all non-audit services are be pre-approved by the Audit Committee. In addition, the Audit Committee generally oversees Inforte’s internal compliance programs. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints received by Inforte regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by Inforte employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that Inforte’s financial statements are complete and accurate and are prepared in accordance with generally accepted accounting principles, which are the responsibility of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

The Audit Committee has met and held discussions with management and the independent registered public accounting firm six times during the year ended December 31, 2005. These meetings included sessions at which management was not present. The Audit Committee discussed with the auditors the results of its examination of Inforte’s financial statements, its evaluation of Inforte’s internal controls, and its assessment of the overall quality of Inforte’s financial controls. Management represented to the Audit Committee that Inforte’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. There were several additional occurances in 2005 when the Audit Committee Chairperson, acting on authority of the Committee, reviewed on behalf of the Committee Inforte’s releases and filings.

The Audit Committee reviewed and discussed with management and Grant Thornton LLP, the independent registered public accounting firm, each of Inforte’s quarterly financial statements and the audited financial statements for the year ended December 31, 2005. This review included a discussion with management of the quality, not merely the acceptability, of Inforte’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Inforte’s financial statements. The Audit Committee also discussed with Grant Thornton LLP matters related to the financial reporting process required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Grant Thornton LLP also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee reviewed with Grant Thornton LLP that firm’s independence.

During 2005, the Audit Committee focused also on several topics, including: (i) review of the current status of Section 404 of the Sarbanes-Oxley Act internal control assessment efforts; (ii) approval of all non-audit services performed by Grant Thornton LLP including tax compliance and planning and assurance services related to various employee benefit plans; (iii) review of Inforte’s investment policy and controls; (iv) review of the performance-based restricted stock plan; (v) implementation of “whistleblower” procedures and testing of these procedures; and (vi) the functioning of Inforte’s disclosure committee with respect to SEC reporting obligations and CEO/CFO diligence with respect to certification of the financial statements.

Based on the Audit Committee’s discussions with management and Grant Thornton LLP, the Committee’s review of the representations of management, and the report of Grant Thornton LLP to the Committee, the Committee recommended to the board of directors, and the board has approved the inclusion of the audited financial statements in Inforte’s annual report on Form 10-K for the year ended December 31, 2005. The Audit Committee and the Board also have recommended for stockholder ratification the retention of Grant Thornton LLP as independent registered public accounting firm for fiscal year 2006.

Audit Committee

Harvey H. Bundy, III, Chairperson
Thomas Hogan
Al Ries

PERFORMANCE GRAPH

The following graph compares Inforte’s stock price performance against the total stock price performance of the NASDAQ National Market and the Russell 2000 Index for the periods indicated. Inforte does not believe that there is a representative published industry or line-of-business index or a representative industry peer group of public companies against which to measure Inforte’s stock price performance. Therefore, under SEC regulations, Inforte has selected the Russell 2000 Index, an index of companies with similar market capitalization to Inforte, to use as a representative peer group. The graph presents the year-end value of a $100 investment on December 31, 2000 in Inforte common stock and in each of the NASDAQ National Market and the Russell 2000 Index and assumes the reinvestment of dividends, if any.

*	$100 invested on December 31, 2000 in stock or in index-including reinvestment of dividends.

	Cumulative Total Return

	12/00	12/01	12/02	12/03	12/04	12/05

INFORTE CORP.	100.00	101.60	56.36	60.29	57.31	41.28
NASDAQ STOCK MARKET (U.S.)	100.00	79.57	56.48	84.08	91.61	93.72
RUSSELL 2000	100.00	102.49	81.49	120.00	142.00	148.46

PROPOSAL NO. 2-RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as Inforte’s principal independent registered public accounting firm to perform the audit of Inforte’s financial statements for the current fiscal year, and the stockholders are being asked to ratify this selection. Representatives of Grant Thornton LLP will not be available during the meeting.

The following tabulation shows the audit and non-audit fees incurred and payable to Grant Thornton LLP for the years ended December 31, 2004 and December 31, 2005:

Grant Thornton LLP Type of Fees	2004	2005

Audit Fees (1)	$113,400	$112,250
Audit Related Fees (2)	71,550	25,268
Tax Fees (3)	96,387	174,489

Total Fees	$281,337	$312,007

(1)

Audit Fees, including those for statutory audits, include the aggregate fees for professional services rendered by the principal accountants for the audit of Inforte’s annual financial statements and review of financial statements included in Inforte’s Forms 10-Q.

(2)

Audit Related Fees include the aggregate fees for assurance and related services by the principal accountants that are reasonably related to the performance of the audit or review of Inforte’s financial statements and excluded from Audit Fees, including fees for accounting advice and assurance services related to various employee benefit plans.

(3)	Tax Fees include the aggregate fees for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.

The Audit Committee reviews and considers all independent accountant professional services when assessing auditor independence. The Audit Committee approved all audit and non-audit services provided by Inforte’s independent accountants during 2004 and 2005 on a case-by-case basis in advance of each engagement. The Audit Committee does not have a written policy or procedure for the pre-approval by category of particular audit or non-audit services.

VOTE REQUIRED

The affirmative vote of the holders of a majority of the shares of Inforte’s common stock present and voting during the meeting is required to ratify the appointment of Grant Thornton LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF GRANT THORNTON LLP.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the board of directors may recommend.

By order of the board of directors

Nick Heyes
Secretary

VOTE BY INTERNET - www.proxyvote.com
INFORTE CORP. 500 N. DEARBORN STREET SUITE 1200 CHICAGO, IL 60610

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Inforte Corp. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Inforte Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INFRT 1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INFORTE CORP.

Vote On Directors

1.	To elect three class III directors to the board of directors for a term of three years expiring upon the 2009 annual meeting of stockholders or until a successor is elected.		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
			O	O	O
	Nominees are:	01) Philip S. Bligh 02) Harvey H. Bundy, III 03) Daniel J. Taylor

Vote On Proposals		For	Against	Abstain

2.	To ratify the appointment of Grant Thornton LLP as independent public accountants for the fiscal year ending December 31, 2006.	O	O	O

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.	O	O	O

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

INFORTE CORP. Annual Meeting of Stockholders — April 27, 2006 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned stockholder(s) of Inforte Corp., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 24, 2006, and hereby appoint(s) Stephen Mack and Nick Heyes and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Inforte Corp., to be held April 27, 2006 at 9:00 a.m. Central Daylight Time, via the Internet at www.inforte.com, for the purposes stated on the reverse side of this card, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote.

This meeting will be held on an electronic basis only at www.inforte.com. To vote during the meeting fax your proxy to 312-540-0067.

          The list of shareholders of record, entitled to vote at the meeting, will be made available during the meeting via the Internet from the main investor relations web page of Inforte Corp.'s website www.inforte.com. When prompted for user name and password, enter SHAREHOLDER for the user name and BZ765RTT13 for the password.

TO VOTE BY MAIL PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY
IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)